EXHIBIT 10.1

                                                             [Execution Version]

                                CREDIT AGREEMENT

                                     Between

                               FRESH AMERICA CORP.
                                as the Borrower,

                                       and

                           NATIONSBANK OF TEXAS, N.A.,
                                   as the Bank

                                   $5,000,000

                                  July 1, 1996

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                                TABLE OF CONTENTS

ARTICLE 1.     DEFINITIONS AND ACCOUNTING TERMS.............................1
        1.1    Certain Defined Terms........................................1
        1.2    Computation of Time Periods.................................13
        1.3    Accounting Terms; Preparation of Financials.................13
        1.4    Type........................................................13
        1.5    Interpretation..............................................13

ARTICLE 2.     CREDIT FACILITIES...........................................13
        2.1    Revolving Loan Facility.....................................13
        2.2    Letter of Credit Facility...................................15
        2.3    Fees........................................................18
        2.4    Interest....................................................19
        2.5    Breakage Costs..............................................21
        2.6    Increased Costs.............................................22
        2.7    Illegality..................................................22
        2.8    Market Failure..............................................23
        2.9    Payment Procedures and Computations.........................23
        2.10   Taxes.......................................................24

ARTICLE 3.     CONDITIONS PRECEDENT........................................24
        3.1    Conditions Precedent to Initial Extensions of Credit........24
        3.2    Conditions Precedent to Each Extension of Credit............24

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES..............................25
        4.1    Organization................................................25
        4.2    Authorization...............................................25
        4.3    Enforceability..............................................25
        4.4    Absence of Conflicts and Approvals..........................26
        4.5    Investment Companies........................................26
        4.6    Public Utilities............................................26
        4.7    Financial Condition.........................................26
        4.8    Condition of Assets.........................................27
        4.9    Litigation..................................................27
        4.10   Subsidiaries................................................27
        4.11   Laws and Regulations........................................27
        4.12   Environmental Compliance....................................27
        4.13   ERISA.......................................................28

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        4.14   Taxes.......................................................28
        4.15   True and Complete Disclosure................................28

ARTICLE 5.     COVENANTS...................................................28
        5.1    Organization................................................28
        5.2    Reporting...................................................29
        5.3    Inspection..................................................30
        5.4    Use of Proceeds.............................................31
        5.5    Financial Covenants.........................................31
        5.6    Debt........................................................31
        5.7    Liens.......................................................31
        5.8    Derivatives. ...............................................32
        5.9    Corporate Transactions......................................32
        5.10   Distributions...............................................32
        5.11   Transactions with Affiliates................................32
        5.12   Insurance...................................................32
        5.13   Investments.................................................32
        5.14   Lines of Business; Distribution.............................33
        5.15   Compliance with Laws........................................33
        5.16   Environmental Compliance....................................33
        5.17   ERISA Compliance............................................33
        5.18   Payment of Taxes and Claims.................................33

ARTICLE 6.     DEFAULT AND REMEDIES........................................33
        6.1    Events of Default...........................................33
        6.2    Termination of Commitments..................................35
        6.3    Acceleration of Credit Obligations..........................35
        6.4    Cash Collateralization of Letters of Credit.................36
        6.5    Default Interest............................................36
        6.6    Right of Setoff.............................................36
        6.7    Actions Under Credit Documents..............................36
        6.8    Remedies Cumulative.........................................36
        6.9    Application of Payments.....................................36

ARTICLE 7.     MISCELLANEOUS...............................................37
        7.1    Expenses....................................................37
        7.2    Indemnification.............................................37
        7.3    Modifications, Waivers, and Consents........................37
        7.4    Survival of Agreements......................................37
        7.5    Successors and Assigns......................................37

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        7.6    Notice......................................................38
        7.7    Choice of Law...............................................38
        7.8    Arbitration.................................................38
        7.9    Counterparts................................................39
        7.10   Amendment and Restatement...................................39
        7.11   No Further Agreements.......................................39

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EXHIBITS

        Exhibit A     -      Form of Borrowing Base Certificate
        Exhibit B     -      Form of Compliance Certificate
        Exhibit C     -      Form of Borrowing Request
        Exhibit D     -      Form of Continuation/Conversion Request
        Exhibit E     -      Closing Documents List
        Exhibit F     -      Form of Assignment of Deposit Accounts

SCHEDULES

        Schedule I    -      Administrative Information

        Schedule II   -      Disclosures

                                        -iv-

                                   CREDIT AGREEMENT


        This Credit Agreement dated as of July 1, 1996, is between Fresh America Corp., a Texas corporation ("Borrower"), and NationsBank of Texas, N.A. ("Bank").

        The parties hereto agree as follows:

ARTICLE 1.     DEFINITIONS AND ACCOUNTING TERMS.

        1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Advance" means any Revolving Loan Advance.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

        "Agreement" means this Credit Agreement.

        "Applicable Margin" means, as of any date of its determination:

               (a)  For any LIBOR Tranche, 2.25%; and

               (b)  For any Prime Rate Tranche, 0.00%.

        "Applicable Lending Office" means, with respect to the Bank and for any particular type of transaction, the office of the Bank set forth in SCHEDULE I to this Agreement as its applicable lending office for such type of transaction or such other office of the Bank as the Bank may from time to time specify in writing to the Borrower for such particular type of transaction.

        "Bank" means NationsBank of Texas, N.A.

        "Borrower" means Fresh America Corp., a Texas corporation.

        "Borrower Account" means the principal operating account of Borrower with the Bank or any other account of Borrower with the Bank which is designated as the "Borrower Account" in writing by the Borrower.

        "Borrowing Base" means, at any date of its determination by the Bank, 80% of the face value of the Borrower's Eligible Accounts.

        "Borrowing Base Certificate" means a certificate executed by a Responsible Officer of the Borrower in substantially the form of EXHIBIT A.

        "Borrowing Request" means a Borrowing Request executed by a Responsible Officer of the Borrower and delivered to the Bank in substantially the form of EXHIBIT C.

        "Business Day" means any Monday through Friday during which commercial banks are open for business in Houston, Texas, and, if the applicable Business Day relates to any LIBOR Tranche, on which dealings are carried on in the London interbank market.

        "Capital Leases" means, for any Person, any lease of any property by such Person which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

        "Cash Flow" means, for any Person and period of its determination, the net income of such Person exclusive of extraordinary items plus depreciation, amortization, and other non-cash charges for such period.

        "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

        "Compliance Certificate" means a certificate executed by a Responsible Officer of the Borrower in substantially the form of EXHIBIT B.

        "Continuation/Conversion Request" means a Continuation/Conversion Request executed by a Responsible Officer of the Borrower and delivered to the Bank in substantially the form of EXHIBIT D.

        "Credit Documents" means this Agreement, the Revolving Loan Note, the Letter of Credit Documents, the Security Documents, the Support Documents, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

        "Credit Obligations" means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Bank under the Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

        "Credit Parties" means the Borrower and Lone Star Produce Acquisition Corp., a Texas corporation.

        "Debt" means, with respect to any Person and as of any date of its determination, without duplication (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments, (c) obligations of such Person as lessee under Capital Leases, (d) obligations of such Person to pay the deferred purchase price of property or services, (e) obligations of such Person under or relating to letters of credit, guaranties, purchase agreements, investment agreements, and other obligations of such Person which support the repayment or assure a creditor against loss in respect of indebtedness and obligations of others referred to in parts (a) through (d) of this definition, and (f) nonrecourse indebtedness or obligations of others of the kinds referred to in parts (a) through (e) of this definition secured by any Lien on or in respect of any property of such Person. For the purposes of determining the amount of any Debt, the amount of any Debt described in clause (e) of the definition of Debt shall be valued at the full amount of the contingent liability thereunder and the amount of any Debt described in clause (f) shall be valued at the lesser of the amount of the Debt secured or the value of the property securing such Debt.

        "Debt Service" means, for any Person and period of its determination, the amount of principal payments for long term debt of such Person, (excluding the Credit Obligations, but including the amount of payments for Capital Leases of such Person), plus the amount of dividends declared or payable by such Person during such period.

        "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time would, unless cured or waived, become an Event of Default.

        "Default Rate" means, with respect to any amount due hereunder, a per annum interest rate equal to (a) if such amount is either outstanding principal accruing interest based upon a rate established elsewhere in this Agreement or accrued but unpaid interest thereon, the sum of (i) the interest rate established elsewhere in this Agreement from time to time for such principal amount, including any applicable margin, plus (ii) 3.00% per annum or (b) in all other cases, the Prime Rate in effect from time to time plus the Applicable Margin for Prime Rate Tranches in effect from time to time plus 3.00% per annum.

        "Derivatives" means any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

        "Dollars or $" means lawful money of the United States of America.

        "Eligible Accounts" means, with respect to any Person and as of any date of its determination by the Bank, the accounts receivable of such Person which are reflected on the balance sheet of such Person as of such date in accordance with generally accepted accounting principles, excluding, however:

               (a) accounts receivable in which the Bank does not have a first priority perfected security interest (including accounts receivable governed by the Federal Assignment of Claims Act) and accounts receivable which are not "accounts" as such term is defined in the Texas Uniform Commercial Code (including those represented by any promissory note, trade acceptance, chattel paper, draft, or other instrument);

               (b) accounts receivable which did not arise from an enforceable order or contract for the absolute and final sale of the inventory or services of the Person or accounts receivable for which the sales or services have not been fully performed in the ordinary course of business of the Person;

               (c) accounts receivable from any account debtor that has any accounts receivable to the Credit Parties which are older than 45 days after the date of the invoice that generated such account receivable;

               (d) accounts receivable which are subject to any contest or offset, including contra accounts, or which have been disputed (but only to the extent of the contest, offset, or dispute);

               (e) accounts receivable which were not generated in an arm's length transaction or are accounts receivable from any Affiliate of the Person; and

               (f) accounts receivable from a foreign Person which are not supported by a letter of credit approved by the Bank in writing.

        "Erisa" means the Employee Retirement Income Security Act of 1974, as amended.

        "Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements now or hereafter in effect relating to the pollution, destruction, loss, or injury of the environment, the presence of any contaminant in the environment, the protection, cleanup, remediation, or restoration of the environment, the creation, handling, transportation, use, or disposal of any waste product in the environment, exposure of persons to any contaminant, waste, or hazardous substance in the environment, and the health and safety of employees in relation to their environment.

        "Event of Default" has the meaning specified in Section 6.1.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

        "Financial Statements" means the audited consolidated financial statements of the Borrower referred to in Section 4.7(a).

        "Guaranties" means (a) the Guaranty dated as of July 1, 1996, made by Lone Star Produce Acquisition Corp., a Texas corporation, in favor of the Bank guaranteeing payment of the Credit Obligations, and (b) any other present or future guaranties of any Credit Obligations.

        "Guarantors" means (a) Lone Star Produce Acquisition Corp., a Texas corporation, and (b) any other Person that now or hereafter executes a Guaranty.

        "Hazardous Materials" means any substance or material identified as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and as now or hereafter in effect; any substance or material regulated as a hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended and as now or hereafter in effect; and any substance or material designated as a hazardous substance or hazardous waste pursuant to any Environmental Law.

        "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The maximum lawful rate under this Agreement shall be the weekly indicated rate ceiling under Article 5069-1.04 of the Texas Revised Civil Statutes, unless any other lawful rate ceiling exceeds the rate ceiling so determined, and then the higher rate ceiling shall apply.

        "Intangible Assets" means, with respect to any Person and as of any date of its determination, the goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets, and such other assets of such Person as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

        "Interest Period" means, with respect to each LIBOR Tranche, the period commencing on the date of such LIBOR Tranche and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select in the applicable Borrowing Request or Continuation/Conversion Request (unless there shall exist any Default or Event of Default, in which case the Borrower may only select one month Interest Periods); provided, however, that:

        (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

        (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

        (c) the Borrower may not select an Interest Period for any LIBOR Tranche which ends after the Revolving Loan Maturity Date.

        "Interim Financial Statements" means the consolidated financial statements of the Borrower referred to in Section 4.7(b).

        "LIBOR" means, with respect to any LIBOR Tranche, the per annum interest rate quoted to the Bank by the funding affiliate of the Bank in London, England, at which deposits in an amount substantially equal to the amount of the LIBOR Advance of the Bank comprising part of such Tranche, and for a duration substantially equal to the Interest Period for such Tranche, are offered to the principal office of such funding affiliate of the Bank in London, England, by such funding affiliate's correspondent banks in the London interbank market three Business Days before the date of such Tranche.

        "LIBOR Tranche" shall mean any Tranche which bears interest based upon the LIBOR, as determined in accordance with Section 2.4.

        "Letter of Credit" means any standby letter of credit issued by the Bank for the account of the Borrower pursuant to the terms of this Agreement.

        "Letter of Credit Application" means the Bank's standard form letter of credit application for a standby letter of credit, which has been executed by the Borrower and accepted by the Bank in connection with the issuance of a Letter of Credit.

        "Letter of Credit Application Amendment" means the Bank's standard form application to amend a letter of credit for a standby letter of credit, which has been executed by the Borrower and accepted by the Bank in connection with the increase or extension of a Letter of Credit.

        "Letter of Credit Collateral Account" means a special cash collateral account pledged to the Bank containing cash deposited pursuant to Section 6.4 to be maintained with the Bank in accordance with Section 2.2(g).

        "Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications, Letter of Credit Application Amendments, and agreements, documents, and instruments entered into in connection with or relating thereto.

        "Letter of Credit Exposure" means, as of any date of its determination, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate of the unpaid reimbursement obligations of the Borrower under the Letter of Credit Applications and this Agreement resulting from draws under Letters of Credit.

        "Letter of Credit Sublimit" means $500,000.

        "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance, or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including any title retention for such purposes under any conditional sale agreement, any Capital Lease, or any other title transfer or retention agreement).

        "Loan" means the Revolving Loan.

        "Material Adverse Change" means any material adverse change in the business, operations, or financial condition of the Borrower and the Borrower's Subsidiaries, taken as a whole, since the date of the Financial Statements or Interim Financial Statements or since the date of this Agreement, including any change which results or could reasonably be expected to result in any liability of any Credit Party of $750,000 or greater.

        "Minimum Borrowing Amount" means, with respect to any Revolving Loan Advance, $100,000.

        "Minimum Borrowing Multiple" means $50,000.

        "Minimum Tranche Amount" means, with respect to any LIBOR Tranche, $250,000.

        "Minimum Tranche Multiple" means $50,000.

        "Net Worth" means, with respect to any Person and as of any date of its determination, the excess of the assets of such Person over the sum of the liabilities of such Person and the minority interests of such Person.

        "PBGC" means Pension Benefit Guaranty Corporation or its successor.

        "Permitted Debt" means all of the following Debt:

               (a)    the Credit Obligations;

               (b) Debt in the form of accounts payable to trade creditors and current operating liabilities incurred in the ordinary course of business which are not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established and reported in accordance with generally accepted accounting principles;

               (c) Debt in the form of purchase money indebtedness and Capital Leases; provided, however, that the Credit Parties may not incur such purchase money indebtedness or Capital Leases if a Default or Event of Default is continuing or if entering into such purchase money indebtedness or Capital Leases would cause a Default or Event of Default; and

               (d) other Debt (i) existing on the date of this Agreement and listed in Schedule II or (ii) incurred after the date of this Agreement, provided that the aggregate outstanding amount of Debt of the Credit Parties described in clause (i) and (ii) does not exceed $4,000,000, and provided, further, that the Credit Parties may not incur such other Debt described in clause (ii) if a Default or Event of Default is continuing or if entering into such Debt would cause a Default or Event of Default.

        "Permitted Derivatives" means any Derivative used by any Credit Party in such Person's respective business operations in aggregate notional quantities not to exceed the reasonably anticipated consumption of such Person of the underlying commodity for the relevant period, but no Derivatives which are speculative in nature.

        "Permitted Investments" means all of the following investments:

               (a) investments made by any Person in the Borrower and Subsidiaries of the Borrower organized under a jurisdiction of the United States holding substantially all material assets in the United States; provided that the outstanding aggregate amount of such investments shall not exceed $500,000;

                (b) investments in the form of loans, guaranties, open accounts, and other extensions of trade credit in the ordinary course of business;

               (c) investments in commercial paper and bankers' acceptances maturing in twelve months or less from the date of issuance and which, at the time of acquisition is accorded the highest rating by Standard & Poor's Corporation or Moody's Investors Services, Inc;

               (d) investments in direct obligations of the United States, or investments in any Person which investments are guaranteed by the full faith and credit of the United States, in either case maturing in twelve months or less from the date of acquisition thereof and repurchase agreements having a term of less than one year and fully collateralized by such obligations which are entered into with banks or trust companies described in clause (e) below or brokerage companies having net worth in excess of $500,000,000;

               (e) investments in time deposits, certificates of deposit, or Eurodollar certificates of deposit maturing within one year from the date such investment is made, issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus, and undivided profits aggregating at least $500,000,000 or a foreign branch thereof and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A by Standard & Poor's Corporation or A by Moody's Investors Services, Inc.;

                (f) investments in money market funds which invest solely in the types of investments described in paragraphs (c) through (e) above;

               (g) repurchase agreements fully collateralized by obligations of the types described above which are entered into with banks or trust companies described in clause (e) above;

               (h) investments in direct obligations, investment grade or better, of corporations organized under a jurisdiction of the United States, which are rated BBB or better by Standard & Poor's Corporation or Baa by Moody's Investor's Services, Inc.; and

               (i) any purchase of the Voting Securities of any Person, provided that the aggregate amount of such purchases shall not exceed $1,000,000.

        "Permitted Liens" means all of the following Liens:

               (a) Liens securing the Credit Obligations;

               (b) Liens securing purchase money debt or Capital Leases permitted under clause (c) of the definition of Permitted Debt, provided that each such Lien secures only the purchase money debt or Capital Lease incurred in connection with the acquisition of the assets purchased or leased in connection with the incurrence of such purchase money debt or Capital Lease and each such Lien encumbers only the assets purchased or leased in connection with the incurrence of such purchase money debt;

               (c) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of any Credit Party's assets or materially interfere with any Credit Party's business, including (i) Liens for taxes, assessments, or other governmental charges or levies which are not yet due and payable or which are being contested in accordance with the terms of this Agreement; (ii) Liens in connection with worker's compensation, unemployment insurance, or other social security, old age pension, or public liability obligations; (iii) Liens in the form of legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; (iv) Liens in the form of vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction, or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due and payable or which are being contested in accordance with this Agreement; and (v) Liens in the form of zoning restrictions, easements, licenses, and other restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the applicable Credit Party or the value of such property;

               (d) Liens existing on the date of this Agreement and listed in
        SCHEDULE II, provided that no such Lien is spread to cover any property not covered by such Lien as of the date of the Agreement and that the amount of Debt secured thereby is not increased; and

               (e) Agricultural Liens (including constructive trusts) arising under the Perishable Agricultural Commodities Act, provided that aggregate amount of such Liens (including constructive trusts) asserted, perfected or imposed by any supplier or suppliers of the Credit Parties against any of the Credit Parties' properties does not exceed $200,000.

        "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

        "Plan" means any (a) employee medical benefit plan under Section 3(1) of ERISA, (b) defined benefit plan under Section 3(35) of ERISA, (c) multiemployer plan under Section 4001(a)(3) of ERISA, and (d) account benefit plan defined in
Section 3(34) of ERISA.

        "Prime Rate" means a fluctuating per annum interest rate in effect from time to time equal to the rate of interest publicly announced by the Bank as its prime rate, whether or not the Borrower has notice thereof.

        "Prime Rate Tranche" shall mean any Tranche which bears interest based upon the Prime Rate, as determined in accordance with Section 2.4.

        "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

        "Related Parties" means, with respect to any Person, such Person's directors, officers, employees, agents, Affiliates, successors, and assigns, and their respective directors, officers, employees, and agents, and, with respect to any Person that is an individual, such Person's family relations and heirs.

        "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

        "Responsible Officer" means, with respect to any Person, such Person's Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, and Treasurer.

        "Revolving Loan" means the aggregate outstanding principal amount of the Revolving Loan Advances.

        "Revolving Loan Advance" means any principal advanced pursuant to any Borrowing Request under the revolving loan facility created in Section 2.1.

        "Revolving Loan Commitment" means $5,000,000.

        "Revolving Loan Maturity Date" means June 1, 1998.

        "Revolving Loan Note" means the $5,000,000 Promissory Note (Revolving Credit) dated as of July 1, 1996, made by the Borrower payable to the order of the Bank evidencing the indebtedness of the Borrower to the Bank resulting from Revolving Loan Advances made by the Bank to the Borrower.

        "Security Agreement" means the Security Agreement dated as of July 1, 1996, made by the Borrower in favor of the Bank granting the Bank a security interest in the receivables, the inventory, and certain other assets of the Borrower to secure the Credit Obligations.

        "Security Documents" means the Security Agreement and any other document creating Liens in favor of the Bank securing the repayment of the Credit Obligations.

        "Subsidiary" means, with respect to any Person, any other Person 50% or more of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

        "Support Documents" means the Guaranties and any other documents creating obligations supporting the payment and performance of the Credit Obligations.

        "Tangible Assets" means, with respect to any Person and as of any date of its determination, the assets of such Person less the Intangible Assets of such Person.

        "Tangible Net Worth" means, for any Person and as of any date of its determination by the Bank, the Net Worth of such Person less the Intangible Assets of such Person.

        "Tranche" means any amount of principal outstanding accruing interest on the same basis whether created in connection with new advances of principal pursuant to Section 2.4(a)(i) or by the continuation or conversion of existing tranches of principal pursuant to Section 2.4(a)(ii) and shall include any Prime Rate Tranche or LIBOR Tranche.

        "Type" has the meaning set forth in Section 1.4.

        "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

        1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

        1.3 Accounting Terms; Preparation of Financials. All accounting terms, definitions, ratios, and other tests described herein shall be construed in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, except as expressly set forth in this Agreement. The Credit Parties shall prepare their financial statements in accordance with United States generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, unless otherwise approved in writing by the Bank.

        1.4 Type. The "Type" of a Tranche refers to the determination whether such tranche is a LIBOR Tranche or a Prime Rate Tranche.

        1.5 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." The word "or" shall mean "and/or" wherever necessary to prevent interpretation of any provision against the Bank. Whenever the Borrower has an obligation under this Agreement and the Credit Documents the expense of complying with that obligation shall be an expense of the Borrower unless otherwise specified. Whenever any determination is to be made by the Bank, such determination shall be in the Bank's sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement and the Credit Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement and the Credit Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement and the Credit Documents, and the remaining provisions shall remain in full force and effect. This Agreement and the Credit Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. In the event of a conflict between this Agreement and the Credit Documents, this Agreement shall control.

ARTICLE 2.     CREDIT FACILITIES.

        2.1    Revolving Loan Facility.

               (a) Commitment. The Bank agrees, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, to make Revolving Loan

Advances to the Borrower as requested by the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date provided that the amount of the Revolving Loan plus the Letter of Credit Exposure shall not exceed the lesser of (i) the Borrowing Base or (ii) the Revolving Loan Commitment. Revolving Loan Advances must be made in an amount equal to or greater than the Minimum Borrowing Amount and be made in multiples of the Minimum Borrowing Multiple. Within the limits expressed in this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Revolving Loan Advances. The indebtedness of the Borrower to the Bank resulting from the Revolving Loan Advances made by the Bank shall be evidenced by the Revolving Loan Note.

               (b) Method of Advancing. Each Revolving Loan Advance shall be made pursuant to a Borrowing Request given by the Borrower to the Bank in writing or by telecopy not later than the time required pursuant to Section 2.4(a)(i) to select the interest rate basis for the Revolving Loan Advance. Each Borrowing Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower unless such Borrowing Request is rejected by the Bank as incomplete or improper. If the Bank rejects a Borrowing Request pursuant hereto, the Bank shall provide the Borrower with prompt notice of such rejection; provided that failure by the Bank to provide such notice shall not affect the Bank's right to reject such Borrowing Request or subject the Bank to any liability in connection therewith. Each Borrowing Request shall be accompanied by a Borrowing Base Certificate. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested for such Revolving Loan Advance make such Revolving Loan Advance available to the Borrower in immediately available funds at the Borrower Account.

               (c)    Prepayment.

                      (i) The Borrower may prepay the outstanding principal amount of the Revolving Loan pursuant to written notice given by the Borrower to the Bank in writing or by telecopy not later than (A) 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan which is comprised of LIBOR Tranches, or (B) 12:00 noon (Houston, Texas, time) on the same Business Day of the proposed prepayment, in the case of the prepayment of any portion of the Revolving Loan comprised solely of Prime Rate Tranches. Each such notice shall specify the principal amount and the Tranches of the Revolving Loan which shall be prepaid and the date of the prepayment, and shall be irrevocable and binding on the Borrower. Each prepayment of the Revolving Loan must be made in integral multiples of the Minimum Borrowing Multiple or in the remaining outstanding principal amount of the Revolving Loan. No prepayment (other than a prepayment of the remaining outstanding principal amount of the Revolving Loan) may be made if such prepayment would cause the aggregate outstanding principal amount of any

LIBOR Tranche comprising the Revolving Loan or the aggregate outstanding principal amount of all Prime Rate Tranches comprising the Revolving Loan to be less than the Minimum Tranche Amount. For each such notice given by the Borrower, the Borrower shall prepay the Revolving Loan in the specified amount on the specified date as set forth in such notice. The Borrower shall have no right to prepay any principal amount of the Revolving Loan except as provided in this Section 2.1(c)(i).

                      (ii) If the aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure ever exceeds the lesser of the Borrowing Base or the Revolving Loan Commitment, the Borrower shall, upon receipt of written notice of such condition from the Bank and to the extent of such excess, prepay to the Bank outstanding principal of the Revolving Loan, and, if the Revolving Loan has been repaid in full, make deposits into the Letter of Credit Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that such excess is eliminated.

                      (iii) Each prepayment of principal of any LIBOR Tranche under the Revolving Loan pursuant to this Section 2.1(c) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to Section 2.5 as a result of such prepayment.

               (d) Repayment. The Borrower shall pay to the Bank the outstanding principal amount of the Revolving Loan on the Revolving Loan Maturity Date.

        2.2    Letter of Credit Facility.

               (a) Commitment for Letters of Credit. The Bank shall, on the terms and conditions set forth in this Agreement and for the purposes set forth in Section 5.4, issue, increase, and extend Letters of Credit at the request of the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Revolving Loan Maturity Date provided that (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit and
(ii) the amount of the Revolving Loan plus the Letter of Credit Exposure shall not exceed the lesser of (A) the Borrowing Base or (B) the Revolving Loan Commitment. If the Bank rejects a request of Borrower for a Letter of Credit pursuant hereto, the Bank shall provide the Borrower with prompt notice of such rejection; provided that failure by the Bank to provide such notice shall not affect the Bank's right to reject such request or subject the Bank to any liability in connection therewith. No Letter of Credit may have an expiration date later than 12 months after its issuance date, and each Letter of Credit which is self-extending beyond its expiration date must be cancelable upon at least 30 days notice given by the Bank to the beneficiary of such Letter of Credit. No Letter of Credit may have an expiration date later than 3 months after the Revolving Loan Maturity Date unless approved by the Bank. Each Letter of Credit must be in form and substance acceptable to the Bank. The indebtedness of the Borrower to the Bank resulting from Letters of Credit requested by the Borrower shall be evidenced by the Letter of Credit Applications made by the Borrower.

               (b) Requesting Letters of Credit. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application or Letter of Credit Application Amendment, as applicable, given by the Borrower to the Bank in writing or by telecopy promptly confirmed in writing, such Letter of Credit Application or Letter of Credit Application Amendment being given not later than 2:00 p.m. (Houston, Texas, time) on the second Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit. Each Letter of Credit Application or Letter of Credit Application Amendment shall be fully completed and shall specify the information required therein (including the proposed form of the Letter of Credit or change thereto), and shall be irrevocable and binding on the Borrower unless such Letter of Credit Application or Letter of Credit Application Amendment is rejected by the Bank as incomplete or improper. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested by the Borrower for the issuance, increase, or extension of such Letter of Credit issue, increase, or extend such Letter of Credit to the specified beneficiary.

               (c)    [Intentionally left blank].

               (d) Reimbursements for Letters of Credit. With respect to any Letter of Credit and in accordance with the related Letter of Credit Application, the Borrower agrees to pay to the Bank on demand of the Bank any amount due to the Bank under such Letter of Credit Application. If the Borrower does not pay upon demand of the Bank any amount due to the Bank under any Letter of Credit Application, in addition to any rights the Bank may have under such Letter of Credit Application, the Bank may request the satisfaction of such obligation by the making of a Revolving Loan Advance. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Loan Advance in the amount of such obligation and the transfer of the proceeds thereof to the Bank. Such Revolving Loan Advance shall be comprised of a Prime Rate Tranche. The Bank shall promptly forward notice of such Revolving Loan Advance to the Borrower. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Bank to make such requests for Revolving Loan Advances on behalf of the Borrower in satisfaction of such obligations. The Bank may record and otherwise treat the making of such Revolving Loan Advances as the making of a Revolving Loan Advance to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Advance under this Section 2.2(d) shall not constitute a cure or waiver of any Default or Event of Default caused by the Borrower's failure to comply with the provisions of this Agreement or any Letter of Credit Application.

               (e) Obligations Unconditional. The obligations of the Borrower under this Agreement and the Letter of Credit Applications to reimburse the Bank for draws under Letters of Credit and to make other payments due in respect of Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances, including: (i) any lack of validity or enforceability of any Letter of Credit Document; (ii) any amendment, waiver, or consent to departure from any Letter of Credit Document; (iii) the existence of any claim, offset, defense, or other right which the Borrower or the Bank may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank, or any other person or entity, whether in connection with the transactions contemplated in this Agreement or any unrelated transaction; (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (v) payment by the Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower or the Bank in connection with the Letters of Credit or the Borrower's or the Bank's rights under paragraph (f) below.

               (f) Liability of Bank. The Bank shall not be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency, or genuineness of documents related to Letters of Credit, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged; (iii) payment by the Bank against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE BANK'S OWN NEGLIGENCE); except that the Bank shall be liable to the Borrower to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Bank's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.

               (g)    Letter of Credit Collateral Account.

                      (i) If the Borrower is required to deposit funds in the Letter of Credit Collateral Account pursuant to Section 6.4, then the Borrower and the Bank shall establish the Letter of Credit Collateral Account and the Borrower shall execute any documents and agreements, including the Bank's standard form assignment of deposit accounts attached hereto as EXHIBIT F, that the Bank reasonably requests in connection therewith to establish the Letter of Credit Collateral Account and grant the Bank a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Bank and grants the Bank a security interest in the Letter of Credit Collateral Account, whenever established, all funds held in the Letter of Credit Collateral Account from time to time, and all proceeds thereof as security for the payment of the Credit Obligations.

                      (ii) During the existence of any Event of Default, the Bank may (A) hold any funds in the Letter of Credit Collateral Account as cash collateral for the Credit Obligations or (B) may apply any funds held in the Letter of Credit Collateral Account to any Credit Obligations in any order determined by the Bank, regardless of any Letter of Credit Exposure which may remain outstanding. Upon cure of all Events of Default, the Bank shall release to the Borrower any funds held in the Letter of Credit Collateral Account. The Bank may in its sole discretion at any time release to the Borrower any funds held in the Letter of Credit Collateral Account allocable to the Letters of Credit of the Borrower.

                      (iii) Funds held in the Letter of Credit Collateral Account shall be invested in money market funds of the Bank or in another investment if mutually agreed upon by the Borrower and the Bank, but the Bank shall have no other obligation to make any other investment of the funds therein. Any interest earned by any such funds thus invested shall be the property of the Borrower, and shall continue to be held in the Letter of Credit Collateral Account as additional security for the payment of the Credit Obligations, unless released by the Bank in its sole discretion. The Bank shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Bank accords its own property, it being understood that the Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

        2.3    Fees.

               (a) Commitment Fee. The Borrower shall pay to the Bank a commitment fee equal to 0.25% per annum on the average daily amount by which (i) the Revolving Loan Commitment exceeds (ii) the sum of the amount of the Revolving Loan plus the Letter of Credit Exposure. The commitment fee shall be due and payable quarterly in arrears within 10 days after receipt by the Borrower of an invoice therefor.

               (b) Fees for Letters of Credit. For each Letter of Credit issued by the Bank, the Borrower shall pay to the Bank a letter of credit fee equal to 1.50% per annum on the face amount of such Letter of Credit for the stated term of such Letter of Credit, with a minimum fee of $500. The Borrower shall pay such letter of credit fees for such Letter of Credit, including any increased amount due in respect of any increase or extension of such Letter of Credit, on the date of the issuance, increase, or extension of such Letter of Credit.

All such fees shall be deemed to be earned upon the issuance, increase, or extension of such Letter of Credit, and shall not be subject to refund in the event of the early termination of such Letter of Credit.

        2.4    Interest.

               (a) Election of Interest Rate Basis. The Borrower may select the interest rate basis for the Revolving Loan in accordance with the terms of this
Section 2.4(a):

                      (i) Under the Borrowing Request provided to the Bank in connection with the making of each Revolving Loan Advance the Borrower shall select the amount and the Type of the Tranches, and for each LIBOR Tranche selected, any permitted Interest Period for such LIBOR Tranche, which will comprise such Revolving Loan Advance, provided that (A) at no time shall there be more than five separate LIBOR Tranches outstanding and (B) each Tranche must be in a principal amount equal to or greater than the Minimum Tranche Amount and be made in multiples of the Minimum Tranche Multiple. Such interest rate elections must be provided to the Bank in writing or by telecopy not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of any proposed Revolving Loan Advance including any LIBOR Tranche or 12:00 noon (Houston, Texas, time) on the same day of any proposed Revolving Loan Advance including only a Prime Rate Tranche. In the case of any Revolving Loan Advance including any LIBOR Tranche, upon determination by the Bank, the Bank shall promptly notify the Borrower of the applicable interest rate to each such Tranche.

                      (ii) The Borrower may continue or convert any portion of any LIBOR Tranche or Prime Rate Tranche to form new LIBOR Tranches or Prime Rate Tranches under the Revolving Loan in accordance with this paragraph. Each such continuation or conversion shall be deemed to create a new Tranche for all purposes of this Agreement. Each such continuation or conversion shall be made pursuant to a Continuation/Conversion Request given by the Borrower to the Bank in writing or by telecopy not later than 2:00 p.m. (Houston, Texas, time) on the third Business Day before the date of the proposed continuation or conversion. Each Continuation/Conversion Request shall be fully completed and shall specify the information required therein, and shall be irrevocable and binding on the Borrower. In the case of any continuation or conversion into LIBOR Tranches, upon determination by the Bank, the Bank shall notify the Borrower of the applicable interest rate. Continuations and conversions of Tranches shall be made in integral multiples of the Minimum Tranche Multiple. No continuation or conversion shall be permitted if such continuation or conversion would cause the aggregate outstanding principal amount of any LIBOR Tranche which would remain outstanding or the aggregate outstanding principal amount of all Prime Rate Tranches which would remain outstanding to be less than the Minimum Tranche Amount. At no time shall there be more than five separate LIBOR Tranches outstanding. Any conversion of an existing LIBOR Tranche is subject to Section 2.5. Subject to the satisfaction of all applicable conditions precedent, the Bank shall before close of business on the date requested by the Borrower for the continuation or conversion, make such continuation or conversion.

                      (iii) At the end of the Interest Period for any LIBOR Tranche if the Borrower has not continued or converted such LIBOR Tranche into new Tranches as provided for in paragraph (ii) above, the Borrower shall be deemed to have continued such LIBOR Tranche as a Prime Rate Tranche under the Revolving Loan. Each Prime Rate Tranche shall continue as a Prime Rate Tranche under the Revolving Loan unless the Borrower converts such Prime Rate Tranche as provided for in paragraph (ii) above.

               (b) LIBOR Tranches. Each LIBOR Tranche shall bear interest during its Interest Period at a per annum interest rate equal to the sum of the LIBOR for such LIBOR Tranche plus the Applicable Margin for LIBOR Tranches in effect from time to time. The Borrower shall pay to the Bank all accrued but unpaid interest on each LIBOR Tranche on the last day of the applicable Interest Period for such LIBOR Tranche (and with respect to LIBOR Tranches with Interest Periods of greater than three months, on the date which is three months after the first date of the Interest Period for such LIBOR Tranche), when required upon prepayment as specified elsewhere in this Agreement, on any date when any portion of any LIBOR Tranche is prepaid in full (but only to the extent of the portion of any such LIBOR Tranche is prepaid), and on the applicable Maturity Date for each such LIBOR Tranche.

               (c) Prime Rate Tranches. Each Prime Rate Tranche shall bear interest at a per annum interest rate equal to the Prime Rate in effect from time to time plus the Applicable Margin for Prime Rate Tranches in effect from time to time. The Borrower shall pay to the Bank all accrued but unpaid interest on outstanding Prime Rate Tranches on the last day of each month, on any date all Prime Rate Tranches are prepaid in full, and on the applicable Maturity Date for each such Prime Rate Tranche.

               (d)    Usury.

                      (i) If the effective rate of interest contracted for by the Bank with the Borrower under the Credit Documents, including the stated rates of interest contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Highest Lawful Rate, then the outstanding principal amount of the loans made by the Bank to the Borrower hereunder shall bear interest at a rate which would make the effective rate of interest on the loans made by the Bank to the Borrower under the Credit Documents equal the Highest Lawful Rate until the difference between the amounts which would have been due by the Borrower to the Bank at the stated rates and the amounts which were due by the Borrower to the Bank at the Highest Lawful Rate (such difference being the "Lost Interest") has been recaptured by the Bank. If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by the Bank pursuant to the preceding sentence, then, to the extent permitted by law, the interest rates charged by the Bank to the Borrower under Sections 2.4 and 6.5 hereunder shall be retroactively increased such that the effective rate of interest on the loans made by the Bank to the Borrower under the Credit Documents was at the Highest Lawful Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to the Bank the amount of the Lost Interest remaining to be recaptured by the Bank.

                      (ii) In calculating all sums paid or agreed to be paid to the Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.

                      (iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE CREDIT DOCUMENTS TO THE CONTRARY, it is the intention of the Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Bank contracts for, charges, or receives any consideration from the Borrower which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Bank's option be applied to the outstanding amount of the loans made hereunder by the Bank to the Borrower or be refunded to the Borrower.

        2.5 Breakage Costs. If (i) any payment of principal on or any conversion of any LIBOR Tranche is made on any date other than the last day of the Interest Period for such LIBOR Tranche, whether as a result of any voluntary or mandatory prepayment, any acceleration of maturity, or any other cause, (ii) any payment of principal on any LIBOR Tranche is not made when due, or (iii) any LIBOR Tranche is not borrowed, converted, or prepaid in accordance with the respective notice thereof provided by the Borrower to the Bank, whether as a result of any failure to meet any applicable conditions precedent for borrowing, conversion, or prepayment, the cancellation of any request for borrowing, conversion, or prepayment, the failure of the Borrower to provide the respective notice of borrowing, conversion, or prepayment, or any other cause not specified above which is created by the Borrower, then the Borrower shall pay to the Bank upon demand any amounts required to compensate the Bank for any losses, costs, or expenses, including lost profits and administrative expenses, which are allocable to such action, including losses, costs, and expenses related to the liquidation or reinvestment of funds acquired or designated by the Bank to fund or maintain such LIBOR Tranche or related to the reacquisition or redesignation of funds by the Bank to fund or maintain such LIBOR Tranche following any liquidation or reinvestment of such funds caused by such action. A certificate as to the amount of such loss, cost, or expense detailing the calculation thereof submitted by the Bank to the Borrower shall be prima facie evidence of the amount of such loss, cost or expense.

        2.6    Increased Costs.

               (a) Cost of Funds. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the costs of the Bank allocable to (x) committing to make any Advance or obtaining funds for the making, funding, or maintaining of any Advance in the relevant interbank market or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, including any increase in any applicable reserve requirement specified by the Federal Reserve Board, including those for emergency, marginal, supplemental, or other reserves, then the Borrower shall pay to the Bank upon demand any amounts required to compensate the Bank for such increased costs, such amounts being due and payable upon demand by the Bank. A certificate as to the cause and amount of such increased cost detailing the calculation of such cost submitted by the Bank to the Borrower shall be prima facie evidence of the amount of such loss, cost or expense.

               (b) Capital Adequacy. If, due to either (i) any introduction of, change in, or change in the interpretation of any law or regulation after the date of this Agreement or (ii) compliance with any guideline or request from any central bank or other governmental authority having appropriate jurisdiction (whether or not having the force of law) given after the date of this Agreement, there shall be any increase in the capital requirements of the Bank or its parent or holding company allocable to (x) committing to make Advances or making, funding, or maintaining Advances or (y) committing to make Letters of Credit or issuing, funding, or maintaining Letters of Credit, as such capital requirements are allocated by the Bank, then the Borrower shall pay to the Bank upon demand any amounts required to compensate the Bank or its parent or holding company for such increase in costs (including an amount equal to any reduction in the rate of return on assets or equity of the Bank or its parent or holding company), such amounts being due and payable upon demand by the Bank. A certificate as to the cause and amounts detailing the calculation of such amounts submitted by the Bank to the Borrower shall be prima facie evidence of the amount of such loss, cost or expense.

        2.7 Illegality. Notwithstanding any other provision in this Agreement, if it becomes unlawful for the Bank to obtain deposits or other funds for making or funding any LIBOR Tranche in the relevant interbank market, the Bank shall so notify the Borrower and the Bank's commitment to create LIBOR Tranches shall be suspended until such condition has passed, all LIBOR Tranches applicable to the Bank shall be converted to Prime Rate

Tranches as of the end of each applicable Interest Period or earlier if necessary, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches.

        2.8 Market Failure. Notwithstanding any other provision in this Agreement, if the Bank determines that: (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" are not being provided in the relevant amounts, or maturities for purposes of determining the rate of interest referred to in the definition of "LIBOR" or (b) the relevant rates of interest referred to in the definition of "LIBOR" which are used as the basis to determine the rate of interest for LIBOR Tranches are not likely to adequately cover the cost to the Bank of making or maintaining any LIBOR Tranche, then if the Bank so notifies the Borrower, the commitment of the Bank to create LIBOR Tranches shall be suspended until such condition has passed and all LIBOR Tranches shall be converted to Prime Rate Tranches as of the end of each applicable Interest Period, and all subsequent requests for LIBOR Tranches shall be deemed to be requests for Prime Rate Tranches.

        2.9    Payment Procudures and Computations.

               (a) Payment Procedures. Time is of the essence in this Agreement and the Credit Documents. All payment hereunder shall be made in Dollars. The Borrower shall make each payment under this Agreement and under the Revolving Loan Note not later than 12:00 noon (local time at the Applicable Lending Office) on the day when due to the Bank at its Applicable Lending Office in immediately available funds. All payments by the Borrower hereunder shall be made without any offset, abatement, withholding, or reduction.

               (b) Authority to Charge Accounts. The Bank, if and to the extent payment owed to the Bank is not made when due, may charge from time to time against any account of the Borrower with the Bank any amount so due. The Bank agrees promptly to notify the Borrower after any such charge and application made by the Bank provided that the failure to give such notice shall not affect the validity of such charge and application.

               (c) Interest and Fees. Unless expressly provided for in this Agreement, (i) all computations of interest based on the Prime Rate shall be made on the basis of a 360 day year, (ii) all computations of interest based upon the LIBOR shall be made on the basis of a 360 day year, and (iii) all computations of fees shall be made on the basis of a 360 day year, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Bank of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

               (d) Payment Dates. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding

Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be. If the time for payment for an amount payable is not specified in this Agreement or in any other Credit Document, the payment shall be due and payable on demand by the Bank.

        2.10   Taxes.

               (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income and franchise taxes imposed on the Bank or the Applicable Lending Office thereof by any jurisdiction in which any such entity is a citizen or resident or any political subdivision of such jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Bank or the Applicable Lending Office thereof, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), such Person receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) Other Taxes. The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or the other Credit Documents.

ARTICLE 3.     CONDITIONS PRECEDENT.

        3.1 Conditions Precedent to Initial Extensions of Credit. The obligation of the Bank to make the initial extension of credit under this Agreement, including the making of any Advances and the issuance of any Letters of Credit, shall be subject to the condition precedent that the Borrower shall have delivered or shall have caused to be delivered the documents and other items listed on EXHIBIT E, together with any other documents reasonably requested by the Bank to document the agreements and intent of the Credit Documents, each in form and with substance satisfactory to the Bank.

        3.2 Conditions Precedent to Each Extension of Credit. The obligation of the Bank to make any extension of credit under this Agreement, including the making of any Advances and the issuance, increase, or extension of any Letters of Credit, shall be subject to the further conditions precedent that:

               (a) Representations and Warranties. As of the date of the making of any extension of credit hereunder, the representations and warranties contained in each Credit Document shall be true and correct in all material respects as of such date (and the Borrower's request for the making of any extension of credit hereunder shall be deemed to be a restatement, representation, and additional warranty of the representations and warranties contained in each Credit Document as of such date);

               (b) Default. As of the date of the making of any extension of credit hereunder, there shall exist no Default or Event of Default, and the making of the extension of credit would not cause or be reasonably expected to cause a Default or Event of Default; and

               (c) Material Adverse Change. There shall not have occurred any Material Adverse Change.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank, and with each request for any extension of credit hereunder, including the making of any Advances and the issuance, increase, or extension of any Letters of Credit, again represents and warrants to the Bank, as follows:

        4.1 Organization. As of the date of this Agreement, the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is duly licensed, qualified to do business, and in good standing in each jurisdiction in which the Borrower owns property or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

        4.2 Authorization. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) do not contravene the organizational documents of such Credit Party, (b) have been duly authorized by all necessary corporate action of each Credit Party, and (c) are within each Credit Party's corporate powers.

        4.3 Enforceability. Each Credit Document to which any Credit Party is a party has been duly executed and delivered by each Credit Party which is a party to such Credit Document and constitutes the legal, valid, and binding obligation of each such Credit Party, enforceable against each such Credit Party in accordance with such Credit Document's terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and subject to the availability of equitable remedies.

        4.4 Absence of Conflicts and Approvals. The execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated thereby,
(a) do not result in any violation or breach of any provisions of, or constitute a default under, any note, indenture, credit agreement, security agreement, credit support agreement, or other similar agreement to which such Credit Party is a party or any other material contract or agreement to which such Credit Party is a party, (b) do not violate any law or regulation binding on or affecting such Credit Party, (c) do not require any authorization, approval, or other action by, or any notice to or filing with, any governmental authority, and (d) do not result in or require the creation or imposition of any Lien prohibited by this Agreement.

        4.5 Investment Companies. No Credit Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.6 Public Utilities. No Credit Party is a "holding company," or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No Credit Party is a regulated public utility.

        4.7    Financial Condition.

               (a) The Borrower has delivered to the Bank the Form 10-K report of the Borrower dated as of January 5, 1996, including therein the consolidated balance sheet of the Borrower as of such date and the consolidated statements of income, stockholders' equity, and cash flows for the Borrower for the fiscal year ending on such date. These financial statements are accurate and complete in all material respects and present fairly the consolidated financial condition of the Borrower as of such date in accordance with generally accepted accounting principles.

               (b) The Borrower has delivered to the Bank the Form 10-Q report of the Borrower dated as of March 29, 1996, including therein the unaudited consolidated balance sheet of the Borrower as of such date and the unaudited consolidated statement of operations for the Borrower for the three-month period ending on such date. These financial statements are accurate and complete in all material respects and present fairly the consolidated financial condition of Borrower as of such date in accordance with generally accepted accounting principles, except as specifically discussed in Note 1 to such Form 10-Q report.

               (c) As of the respective dates of the Financial Statements and the Interim Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower or any of the Borrower's Subsidiaries, except as disclosed in the Financial Statements or the Interim Financial Statements, and adequate reserves for such items have been made in accordance with generally accepted accounting principles. No Material Adverse Change has occurred. No Default exists.

        4.8 Condition of Assets. Each Credit Party has good and indefeasible title to all of its owned property and valid leasehold rights in all of its leased property, as reflected in the financial statements most recently provided to the Bank free and clear of all Liens except Permitted Liens. Each Credit Party possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are necessary in the conduct of its business and which the failure to possess could reasonably be expected to cause a Material Adverse Change. The material properties used or to be used in the continuing operations of each Credit Party are in good repair, working order, and condition, normal wear and tear excepted. The properties of each Credit Party have not been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a governmental authority, riot, activities of armed forces, or acts of God or of any public enemy in any manner which could reasonably be expected to cause a Material Adverse Change.

        4.9 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of any Credit Party, threatened against any Credit Party at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to cause a Material Adverse Change.

        4.10 Subsidiaries. The Borrower has no Subsidiaries except as disclosed in SCHEDULE II.

        4.11 Laws and Regulations. Each Credit Party has been and is in compliance with all federal, state, and local laws and regulations which are applicable to the operations and property of such Person and which the failure to comply with could reasonably be expected to cause a Material Adverse Change.

        4.12 Environmental Compliance. Each Credit Party has been and is in compliance with all Environmental Laws and has obtained and is in compliance with all related permits necessary for the ownership and operation of any such Person's properties which the failure to be in compliance with could reasonably be expected to cause a Material Adverse Change. Each Credit Party has never received notice of and has never been investigated for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which threaten action or suggest liabilities which could reasonably be expected to cause a Material Adverse Change. Each Credit Party does not and has not created, handled, transported, used, or disposed of any Hazardous Materials on or about any such Person's properties (nor has any such Person's properties been used for those purposes), except in compliance with all Environmental Laws and related permits; has never been responsible for the release of any Hazardous Materials into the environment in connection with any such Person's operations and have not contaminated any properties with Hazardous Materials; and does not and has not owned any properties contaminated by any Hazardous Materials, in each case in any manner which could reasonably be expected to cause a Material Adverse Change.

        4.13 ERISA. Each Credit Party is in compliance in all material respects with all provisions of ERISA. No Credit Party participates in or during the past five years has participated in any defined benefit plan under Section 3(35) of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA. With respect to the Plans of the Credit Parties, neither a Reportable Event nor a Prohibited Transaction has occurred and exists which could reasonably be expected to cause a Material Adverse Change.

        4.14 Taxes. Each Credit Party has filed all United States federal, state, and local income tax returns and all other domestic and foreign tax returns which are required to be filed by such Person and has paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by the such Person, except where such failure could not reasonably be expected to cause a Material Adverse Change. The charges, accruals, and reserves on the books of the Credit Parties in respect of taxes are adequate in accordance with generally accepted accounting principles.

        4.15 True and Complete Disclosure. All factual information furnished by or on behalf of any Credit Party in writing to the Bank in connection with the Credit Documents and the transactions contemplated thereby is true and accurate in all material respects on the date as of which such information was dated or certified and does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. To the Borrower's knowledge, all projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

ARTICLE 5. COVENANTS. Until the Bank receives irrevocable payment of the Credit Obligations and have terminated this Agreement and each other Credit Document, the Borrower shall comply with and cause compliance with the following covenants:

        5.1 Organization. The Borrower shall cause each Credit Party to maintain itself as an entity duly organized and validly existing under the laws of each such Person's respective jurisdiction of organization and be duly licensed, qualified to do business, and in good standing in each jurisdiction in which such Person is organized, owns property, or conducts operations and which requires such licensing or qualification and where failure to be so licensed, qualified, or in good standing could reasonably be expected to cause a Material Adverse Change.

        5.2 Reporting. The Borrower shall furnish to the Bank all of the following:

               (a) Annual Financial Reports. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower,
(i) a copy of the consolidated Form 10-K report for such fiscal year for the Borrower, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal year and the consolidated statements of income, stockholders' equity, and cash flows for the Borrower for such fiscal year, setting forth the consolidated financial position and results of the Borrower for such fiscal year and certified, without any qualification or limit of the scope of the examination of matters relevant to the financial statements, by a nationally recognized certified public accounting firm; and (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

               (b) Quarterly Financial Reports. As soon as available and in any event not later than 45 days after the end of each fiscal quarter, (i) a copy of the unaudited Form 10-Q report of the Borrower for such fiscal quarter and for the fiscal year to date period ending on the last day of such fiscal quarter, including therein the consolidated balance sheets of the Borrower as of the end of such fiscal quarter and the consolidated statements of income, and cash flows for such fiscal quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such fiscal quarter and fiscal year to date period, prepared in accordance with generally accepted accounting principles (except as specifically discussed in Note 1 to such Form 10-Q report), such report to be signed by a Responsible Officer of the Borrower, and (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower;

               (c) Borrowing Base Calculation; Accounts Receivable Aging. As of the end of each calendar month for which there remains an outstanding balance owing pursuant to the Revolving Loan Note, as soon as available and in any event not later than 45 days after the end of any such month, (i) a calculation of the Borrowing Base and (ii) a full aging of the Borrower's accounts receivable together with all supporting information, both in reasonable detail and duly certified by a Responsible Officer of the Borrower.

               (d) SEC and Other Repoert. Promptly after the same become publicly available, copies of all Forms 10-K, 10-Q, 8-K, annual reports, tender offer documentation, and proxy statements, and any other information which the Bank may reasonably request or which relates to events or circumstances which could reasonably be expected to cause a Material Adverse Change, filed by the Borrower with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934 or filed with any national securities exchange or distributed to the Borrower's shareholders;

               (e) Defaults. Promptly, but in any event within five Business Days after the discovery thereof, a notice of any facts known to any Credit Party which constitute a Default, together with a statement of a Responsible Officer of the Borrower setting forth the details of such facts and the actions which the Borrower has taken and proposes to take with respect thereto;

               (f) Litigation; Material Contingent Liabilities; Material Agreement Default. The Borrower shall provide to the Bank: (i) promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting any Credit Party which, if determined adversely, could reasonably be expected to cause a Material Adverse Change; (ii) promptly after acquiring knowledge thereof, notice of any material actual or potential contingent liabilities in an amount exceeding $500,000; and
(iii) promptly after obtaining knowledge thereof, notice of any breach by any Credit Party of any contract or agreement, including without limitation any breach of the Agreement, dated as of August 28, 1995, between Sam's Club, a division of Wal-Mart Stores, Inc. and Borrower, which breach could reasonably be expected to cause a Material Adverse Change;

               (g) Material Changes. Prompt written notice of any condition or event of which any Credit Party has knowledge, which condition or event has resulted or could reasonably be expected to cause a Material Adverse Change;

               (h) Changes in Management. Promptly, but in any event within five days after the occurrence thereof, a notice detailing any changes in the Chief Executive Officer, the Chief Financial Officer or the President of the Borrower;

               (i) Agricultural Liens. Prompt written notice of the assertion, perfection or imposition by any supplier or suppliers of the Credit Parties of any agricultural lien(s) or constructive trust(s) against any of the Credit Parties' properties in an aggregate amount in excess of $200,000; and

               (j) Other Information. Such other information respecting the business operations or property of any Credit Party, financial or otherwise, as the Bank may from time to time reasonably request.

        5.3 Inspection. The Borrower shall cause each Credit Party to permit the Bank to visit and inspect any of the properties of such Credit Party, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Borrower is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

        5.4 Use of Proceeds. The proceeds of the Revolving Loan Advances shall be used by the Borrower only for general corporate and working capital purposes. The Borrower shall not, directly or indirectly, use any part of such proceeds for any purpose which violates, or is inconsistent with, Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

        5.5    Financial Covenants.

               (a) Current Ratio. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) the consolidated current assets of the Borrower to (ii) the consolidated current liabilities of the Borrower, to be less than 1.50 to 1.00.

               (b) Leverage Ratio. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) the consolidated total liabilities of the Borrower to (ii) the consolidated Tangible Net Worth of the Borrower, to be greater than 1.25 to 1.00.

               (c) Cash Flow Coverage. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (i) its Cash Flow for the preceding twelve months to (ii) its Debt Service for the preceding twelve months, to be less than 1.50 to 1.00.

               (d) Tangible Net Worth. The Borrower shall not permit the consolidated Tangible Net Worth of the Borrower to be less than the sum of (i) $13,500,000 plus (ii) 50% of the cumulative annual consolidated net income of the Borrower for each fiscal year of the Borrower after the fiscal year ended January 5, 1996 (excluding, however, any annual net losses).

               (e) No Annual Losses. The Borrower shall not permit the annual consolidated net income of the Borrower for any fiscal year to be less than zero.

        5.6 Debt. The Borrower shall not permit any Credit Party to create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than Permitted Debt.

        5.7 Liens. The Borrower shall not permit any Credit Party to create, assume, incur, or suffer to exist any Lien on any of its real or personal property whether now owned or hereafter acquired, or assign any right to receive its income, except for Permitted Liens.

        5.8 Derivatives. The Borrower shall not permit any Credit Party to enter into or assume any obligations with respect to any Derivatives except for Permitted Derivatives.

        5.9 Corporate Transactions. The Borrower shall not permit any Credit Party to (1) merge or consolidate with or be a party to a merger or consolidation with any other Person or (2) assign, sell, lease, dispose of, or otherwise transfer any assets outside of the ordinary course of business, except that the Borrower and the Credit Parties may transfer assets outside of the ordinary course of business in an aggregate net book value of up to $100,000.

        5.10 Distributions. Without the prior approval of the Bank, the Borrower shall not (a) purchase, redeem, retire, or otherwise acquire for value any of the Borrower's capital stock now or hereafter outstanding; or (b) allocate or otherwise set apart any sum for the purchase, redemption, or retirement of, any shares of such Person's capital stock.

        5.11 Transactions with Affiliates. The Borrower shall not permit any Credit Party to enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate for the leasing of property, the rendering or receipt of services, or the purchase or sale of inventory or other assets in the ordinary course of business if the monetary or business consideration arising from such a transaction would be substantially as advantageous to such Person as the monetary or business consideration which such Person would obtain in a comparable arm's length transaction; provided that the Borrower may (a) maintain its guaranty of the existing indebtedness of Lone Star Produce Acquisition Corp. as set forth on
Schedule II hereof, and (b) make other advances to Persons in accordance with
Section 5.13(c) hereof.

        5.12 Insurance. The Borrower shall cause each Credit Party to maintain insurance with responsible and reputable insurance companies or associations reasonably acceptable to the Bank in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Persons operate. Without limiting the foregoing, the Borrower shall not and shall not permit any other Credit Party to terminate any type of insurance coverage now in force without establishing contingency plans or self insurance plans acceptable to the Bank. The Borrower shall deliver to the Bank certificates evidencing such policies or copies of such policies at the Bank's request. The insurance requirements of the Security Documents are cumulative with the requirements hereunder.

        5.13 Investments. The Borrower shall not permit any Credit Party to make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, loans, guaranties, trade credit, or other extensions of credit to the Person, except for (a) Permitted Investments, (b) Borrower's guaranty of the existing indebtedness of Lone Star Produce Acquisition Corp. as set forth on
Schedule II hereof, and (c) other advances to Persons provided that the aggregate outstanding amount of all such advances shall not exceed $350,000.

        5.14 Lines of Business; Distribution. The Borrower shall not permit the Credit Parties to change the character of their business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to such business as presently and normally conducted.

        5.15 Compliance with Laws. The Borrower shall cause each Credit Party to comply with all federal, state, and local laws and regulations which are applicable to the operations and property of such Persons and which the failure to comply with could reasonably be expected to cause a Material Adverse Change..

        5.16 Environmental Compliance. The Borrower shall cause each Credit Party to comply with all Environmental Laws and obtain and comply with all related permits necessary for the ownership and operation of any such Person's properties. The Borrower shall cause each Credit Party to promptly disclose to the Bank any notice to or investigation of such Persons for any violation or alleged violation of any Environmental Law in connection with any such Person's presently or previously owned properties which represent liabilities which could reasonably be expected to cause a Material Adverse Change. The Borrower shall not permit any Credit Party to create, handle, transport, use, or dispose of any Hazardous Materials on or about any such Person's properties except in compliance with all Environmental Laws and related permits; release any Hazardous Materials into the environment in connection with any such Person's operations or contaminate any properties with Hazardous Materials; or own properties contaminated by any Hazardous Materials.

        5.17 ERISA Compliance. The Borrower shall cause each Credit Party to which ERISA applies to comply in all material respects with all applicable provisions of ERISA, prevent the occurrence of any Reportable Event or Prohibited Transaction with respect to, or the termination of, any of their respective Plans, and not create or participate in any defined benefit plan under Section 3(35) of ERISA or any multiemployer plan under Section 4001(a)(3) of ERISA without the prior written consent of the Bank.

        5.18 Payment of Taxes and Claims. The Borrower shall cause each Credit Party to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, levies, and like charges imposed upon any such Person or upon any such Person's income, profits, or property by authorities having competent jurisdiction prior to the date on which penalties attach thereto and
(b) all lawful claims which, if unpaid, would by law become a Lien upon any such Person's property.

ARTICLE 6.     DEFAULT AND REMEDIES.

        6.1 Events of Dafault. Each of the following shall be an "Event of Default" for the purposes of this Agreement and for each of the Credit
Documents:

               (a) Payment Failure. The Borrower fails to pay when due any principal amounts, interest, fees, reimbursements, indemnifications, or other amounts due under this Agreement or any other Credit Document;

               (b) False Representation. Any written representation or warranty made by any Responsible Officer of any Credit Party in this Agreement or in any other Credit Document proves to have been materially false or erroneous at the time it was made or deemed made;

               (c) Breach of Covenant. (i) Any breach by the Borrower of any of the covenants contained in Sections 5.1, 5.2, 5.3, 5.4, or 5.5 of this Agreement, and such breach is not cured within 30 days of the earlier of knowledge of such breach by the Borrower or the receipt of written notice thereof from the Bank, or (ii) any breach by the Borrower of any of the other covenants contained in this Agreement or any other Credit Document;

               (d) Security Document. Any Security Document at any time and for any reason shall cease to create a first priority Lien on the collateral thereunder or otherwise cease to be in full force and effect, shall be contested by any obligor thereunder, or shall be breached by any obligor thereunder, and such failure or breach is not cured within 30 days following the earlier of knowledge of such breach or failure by the Borrower or the receipt of written notice thereof from the Bank;

               (e) Support Document. Any Support Document at any time and for any reason shall cease to be in full force and effect, shall be contested by any obligor thereunder, or shall be breached by any obligor thereunder, and such failure or breach is not cured within 30 days following the earlier of knowledge of such breach or failure by the Borrower or the receipt of written notice thereof from the Bank;

               (f) Material Debt Default. (i) Any principal, interest, fees, or other amounts due on any Debt of any Credit Party is not paid when due, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, and such failure is not cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $200,000;
(ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt of any such Person the effect of which is to accelerate or to permit the acceleration of the maturity of any such Debt, whether or not any such Debt is actually accelerated, and such event or condition shall not be cured within the applicable grace period, if any, and the aggregate amount of all Debt of such Persons so in default exceeds $200,000; or
(iii) any Debt of any such Person shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) prior to the stated maturity thereof, and the aggregate amount of all Debt of such Persons so accelerated exceeds $200,000;

               (g) Material Agreement Default. There shall occur any breach by any Credit Party of any contract or agreement, including without limitation any breach of the Agreement, dated as of August 28, 1995, between Sam's Club, a division of Wal-Mart Stores, Inc. and Borrower, which breach could reasonably be expected to cause a Material Adverse Change and such breach is not cured within the applicable grace period, if any;

               (h) Bankruptcy and Insolvency. (i) there shall have been filed against any Credit Party or any such Person's properties, without such Person's consent, any petition or other request for relief seeking an arrangement, receivership, reorganization, liquidation, or similar relief under bankruptcy or other laws for the relief of debtors and such request for relief (A) remains in effect for 60 or more days, whether or not consecutive, or (B) is approved by a final nonappealable order, or (ii) any such Person consents to or files any petition or other request for relief of the type described in clause (i) above seeking relief from creditors, makes any assignment for the benefit of creditors or other arrangement with creditors, or admits in writing such Person's inability to pay such Person's debts as they become due;

               (i) Adverse Judgment. The aggregate outstanding amount of unpaid, final judgments against the Credit Parties, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, not discharged or stayed pending appeal or other court action within 30 days following entry is greater than $500,000.

        6.2 Termination of Commitments. Upon the occurrence of any Event of Default under Section 6.1(h), all of the commitments of the Bank hereunder shall terminate. During the existence of any Event of Default other than an Event of Default under Section 6.1(h), the Bank may declare by written notice to the Borrower all of the commitments of the Bank hereunder terminated, whereupon the same shall immediately terminate.

        6.3 Acceleration of Credit Obligations. Upon the occurrence of any Event of Default under Section 6.1(h), the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations shall immediately and automatically become due and payable. During the existence of any Event of Default other than an Event of Default under
Section 6.1(h), the Bank may declare by written notice to the Borrower the aggregate outstanding principal amount of all loans made hereunder, all accrued interest thereon, and all other Credit Obligations to be immediately due and payable. In connection with the foregoing, except for the notice provided for above, the Borrower waives notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices.

        6.4 Cach Collateralization of Letters of Credit. Upon the occurrence of any Event of Default under Section 6.1(h), the Borrower shall pay to the Bank an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with Section 2.2(g). During the existence of any Event of Default other than an Event of Default under Section 6.1(h), the Bank may require by written notice to the Borrower that the Borrower pay to the Bank an amount equal to the Letter of Credit Exposure to be held in the Letter of Credit Collateral Account for disposition in accordance with
Section 2.2(g).

        6.5 Default Interest. If any Event of Default exists, the Bank may declare by written notice to the Borrower that the Credit Obligations specified in such notice shall bear interest beginning on the date specified in such notice until paid in full at the applicable Default Rate for such Credit Obligations, and the Borrower shall pay such interest to the Bank upon demand.

        6.6 Right of Setoff. During the existence of an Event of Default, the Bank is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any indebtedness owed by the Bank to the Borrower against any and all of the obligations of the Borrower under this Agreement and the Credit Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Credit Documents and although such obligations may be contingent and unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application made by the Bank provided that the failure to give such notice shall not affect the validity of such setoff and application.

        6.7 Actions Under Credit Documents. Following an Event of Default, the Bank may take any and all actions permitted under the other Credit Documents, including the Support Documents and the Security Documents.

        6.8 Remedies Cumulative. No right, power, or remedy conferred to the Bank in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power, or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Bank in this Agreement and the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

        6.9 Application of Payments. When an Event of Default exists, all payments shall be applied to the outstanding Credit Obligations in the order determined by the Bank.

ARTICLE 7. MISCELLANEOUS.

        7.1 Expenses. The Borrower shall pay on demand of the Bank (a) all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, direct administration, modification, and amendment of this Agreement and the other Credit Documents and (b) all costs and expenses of the Bank in connection with the preservation or enforcement of its respective rights under this Agreement and the other Credit Documents, whether through negotiations, legal proceedings, or otherwise, including in each case fees and expenses of counsel for the Bank. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

        7.2 Indemnification. The Borrower agrees to protect, defend, indemnify, and hold harmless the Bank and its Related Parties (for the purposes of this Section 7.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to any litigation or proceeding relating to this Agreement, the Credit Documents, or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The provisions of this paragraph shall survive the repayment and termination of the credit provided for under this Agreement and any purported termination of this Agreement which does not expressly refer to this paragraph.

        7.3 Modifications, Waivers, and Consents. No modification or waiver of any provision of this Agreement or the Revolving Loan Note, nor any consent required under this Agreement or the Revolving Loan Note, shall be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.4 Survival of Agreements. All representations, warranties, and covenants of the Borrower in this Agreement and the Credit Documents shall survive the execution of this Agreement and the Credit Documents and any other document or agreement.

        7.5 Successors and Assigns. This Agreement and the Credit Documents shall bind and inure to the benefit of the Borrower and its successors and assigns and the Bank and its successors and assigns. The Borrower may not assign its rights or delegate its duties under this Agreement or any Credit Document. The Bank may assign its rights and delegate its duties under this Agreement or any Credit Document. The Borrower will not be charged for any costs incurred by the Bank or its assignee or delegee in connection with any such assignment or delegation by the Bank hereunder. The Bank shall provide the Borrower with prompt notice of any such assignment or delegation by the Bank; provided that failure of the Bank to provide such notice shall not affect the validity of any such assignment or delegation.

        7.6 Notice. All notices and other communications under this Agreement and the Revolving Loan Note shall be in writing and mailed by certified mail (return receipt requested), telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, to the address for the appropriate party specified in SCHEDULE I or at such other address as shall be designated by such party in a written notice to the other parties. Mailed notices shall be effective when received. Telecopied or telexed notices shall be effective when transmission is completed or confirmed by telex answerback. Delivered notices shall be effective when delivered by messenger or courier. Notwithstanding the foregoing, notices and communications to the Bank pursuant to Article 2 or 7 shall not be effective until received by the Bank.

        7.7 Choice of Law. This Agreement and the Revolving Loan Note have been prepared, are being executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of the State of Texas and the applicable federal laws of the United States shall govern the validity, construction, enforcement, and interpretation of this Agreement and the Revolving Loan Note; provided however, Chapter 15 of the Texas Credit Code does not apply to this Agreement or the Revolving Loan Note. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).

        7.8 Arbitration.

               (a) Any controversy or claim between or among the parties hereto, including those arising out of or relating to this Agreement or the Credit Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), and the "special rules" set forth in paragraph (b) below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement or any of the Credit Documents applies in any court having jurisdiction over such action.

               (b) The arbitration shall be conducted in Houston, Texas, and administered by JAMS, who shall appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association shall serve. All arbitration hearings shall be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only be permitted to extend the commencement of such hearing for up to an additional 60 days, and only upon a showing of cause.

               (c) Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement or the Credit Documents; or (ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Bank hereto
(A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, or the appointment of a receiver. The Bank may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during, or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

        7.9 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.

        7.10 Amendment and Restatement. This Agreement represents an amendment and restatement of that certain Loan Agreement dated as of June 1, 1994, between the Borrower and the Bank (as modified, the "Prior Agreement"). The indebtedness under the Prior Agreement continues under this Agreement and the execution of this Agreement does not indicate a payment, satisfaction, novation, or discharge thereof. All security and support for the indebtedness under the Prior Agreement continues to secure and support the indebtedness hereunder.

        7.11 No Further Agreements. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        EXECUTED as of the date first above written.

                                    BORROWER:

                                    FRESH AMERICA CORP.

                                    By: /s/ MARC K. RIEKE
                                    Name: Marc K. Rieke
                                    Title: Vice President and
                                           Chief Financial Officer

                                    BANK:

                                    NATIONSBANK OF TEXAS, N.A.

                                    By: /s/ GARY MINGLE
                                    Name: Gary Mingle
                                    Title: